UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 31, 2006

DIAMOND ONE, INC.

(Exact name of registrant as specified in its charter)

Colorado	None	47-0892061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Twin Dolphin Drive,
6th Floor, Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-4440
(Registrant’s telephone number, including area code)

9648 East Arapahoe Rd., Suite A
Greenwood Village, Colorado 80112

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

MERGER TRANSACTION

On March 31, 2006 and pursuant to an Agreement and Plan of Merger and Reorganization dated March 16, 2006 (the “Merger Agreement”) by and among Diamond One, Inc., PureDepth Technologies, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“PureDepth Technologies”), and PureDepth, Inc., a California corporation whose business is the development and commercialization of innovative technology incorporating a third dimension of “depth” into a smart, compact video display device, PureDepth, Inc. merged with and into PureDepth Technologies. As a result of the merger, PureDepth Technologies succeeded to the business of PureDepth and survives as a wholly owned operating subsidiary of Diamond One. The merger was effected by the filing of a certificate of merger with the Delaware Secretary of State on March 31, 2006.

At the effective time of the merger, the legal existence of PureDepth ceased and all of the approximately 23,086,855 shares of PureDepth common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, PureDepth’s former shareholders received an aggregate of 230,869 shares of Diamond One’s Series A Preferred Stock, representing approximately 89% of the registrant’s outstanding voting power after the merger. In addition, all securities convertible into and exercisable for shares of PureDepth common stock (e.g., options and warrants) that were outstanding immediately prior to the merger were cancelled, and their holders received similar securities for the purchase of Diamond One common stock. In total, former holders of PureDepth securities now hold approximately 93% of the outstanding common stock of Diamond One on a fully diluted basis.

Prior to the merger and pursuant to authority granted to it by the registrant’s articles of incorporation, as amended, Diamond One’s board of directors approved and adopted a Certificate of Designation relating to a new class of preferred stock denominated “Series A Preferred Stock.” All outstanding shares of Series A Preferred Stock will convert into shares of common stock on a 229.021-for-1 basis upon the approval by Diamond One shareholders of an increase in the number of shares of common stock authorized for issuance under Diamond One’s articles of incorporation, as amended.

The merger represents a change in control of Diamond One inasmuch as greater than 50% of the issued and outstanding voting stock of the registrant on a post-merger basis is now held by the former holders of PureDepth capital stock. In addition, and simultaneously with the effectiveness of the merger, the board of directors of Diamond One appointed Messrs. David Hancock, Fred Angelopoulos and Mark Kalow to its board of directors, and directors Troy Fullmer and Robert Chramosta thereupon resigned. Moreover, Messrs. Fullmer and Chramosta resigned their positions as officers of the Company. In their place, Fred Angelopoulos was appointed as its Chief Executive Officer and President, and Kristin Bowman was appointed as Chief Operating Officer, Secretary and acting Chief Financial Officer. As of the date of this report, there are 6,486,269 shares of Company capital stock issued and outstanding, 6,255,400 of which is common stock and 230,869 of which is Series A Preferred Stock.

What follows is a description of the business, property, legal proceedings, risk factors and certain other important information about the business of PureDepth that Diamond One acquired as part of the merger. Throughout this report, the terms “Company” and “PureDepth” refer to Diamond One and the business of PureDepth now owned and operated by Diamond One.

DESCRIPTION OF PUREDEPTH BUSINESS

The predecessor research and development business to PureDepth group, Deep Video Imaging Limited (“DVIL”), was incorporated in New Zealand in 1999. In April 2005, and after a corporate restructuring of DVIL, PureDepth, Inc. was incorporated in California. Currently, the PureDepth group of affiliated companies includes PureDepth Limited (“PDL”) and PureDepth Incorporated Limited (“PDIL”), each now an indirect subsidiary of the Company. PDL, incorporated in New Zealand in August 2004, currently holds the intellectual property portfolio used and exploited by the Company pursuant to a perpetual and exclusive license. PDIL, incorporated in New Zealand in March 2005, currently provides operations and other support for the Company, including finance, administration, legal operations, research and development, and intellectual management operations on behalf of its parent entities.

Liquid Crystal Displays (LCDs) are part of our everyday life, both in our work and personal lives; they are integral parts of the watches, mobile phones, iPods, computers, car navigation systems, televisions, control systems, medical monitors, military monitors, and other items that affect us everyday. In 2005, worldwide shipments of all forms of LCDs exceeded 1 billion units. The growth of these markets is in excess of 20% and reaching as high as over 30% per year for specific markets like the LCD television market. The majority of the LCD market segments are now all considered commodities, such as LCD computer monitors and mobile phones.

The development of display technology has advanced in form from cathode ray tubes to LCDs, plasma displays and others. These advancements focused on introducing color, improving display resolutions and enhancing the ability of the display to run high-resolution graphics and full-motion video. We believe these advancements are significant for display technology but are more evolutionary than revolutionary.

PureDepth has a revolutionary technology which literally provides a new dimension to displays. The technology, known as Multi-Layer Display (MLDTM), builds upon existing Single-Layer Display (SLD) technology to potentially redefine the way the user interacts with his or her screen by providing two or more display layers in a stacked arrangement. Each layer is physically separated by real depth (as opposed to perceived or simulated depth), which allows for distinct new ways in which to view, monitor and interact with displays—in a way that is more natural and convincing to the user.

Business Model

The Company intends to base its business model on a “Dolby-like” licensing model for mass market consumer and business-to-business products. Use of this licensing model will leverage the key intellectual property of the Company from its core technology base to the manufacturing processes to deliver MLD products to market.

MLD Technology

MLD technology, in its current form, utilizes two distinct layers of LCD panels which share a common back-light source. Through the control of optical correlation, compatibility and interferences between the LCD panels through patented interstitial elements within the optical stack of MLD layers, viewers are able to view two distinct planes/layers of data at the same time. Future realizations of MLD technology are expected to extend to emerging display technologies, such as Organic LEDs (OLEDs) and established technologies such as Electro-Luminescent (EL) and Plasma Displays (PDP).

The MLD arrangement allows the viewer to look through the front LCD display panel to see images displayed on the LCD display panel behind it. Traditionally, this type of arrangement using overlaid pixel patterns would give rise to what is called the “Moire interference,” a visual interference pattern which results in distraction (bright and dark vertical bands) for the viewer and can lead to nausea. PureDepth has developed an interstitial optical component placed between the display layers that overcomes the problem of Moire interference with negligible effect on the optical quality of the image layers. Each of the LCD panels incorporated into the single module receive independent control signals through separate video outputs. Coordination of the images displayed allows for a true multi-layer visual display to be presented to the viewer.

PureDepth has also proven the capability to manipulate the physical depth between layers to maximize the desired parallax effect for a given application. PureDepth is in the process of developing software which will allow the user to directly vary the depth between layers in order to customize the MLD for a particular application, enabling the viewer to personalize the application to maximize the viewer’s enjoyment of the application in a particular environment.

The level of independence or coordination and interaction of the two display layers and any other layer related system, such as a touch screen, can be customized to the specific requirements of the application. A variety of optional items can be integrated into an MLD, such as a media kit, touch screen, signal processing and USB hub functionality. Together with these optional items, MLD technology can be utilized in many application scenarios, and is also scalable from small display requirements of hand-held devices to regular desktop style monitors to large publicly viewed television monitors.

MLD development has been focused on LCD panels for managing layered displays. However, PureDepth has extended research to investigate the use of alternative technologies. OLED and Transparent OLEDs are of specific interest as they have the benefit of substantially reducing back-light luminance generation requirements and associated heat and power consumption issues. In addition, these technologies offer PureDepth the opportunity to introduce a greater number of layers to an MLD display.

Competitive Advantages of MLD

The most apparent feature of MLD technology is the eye-catching value of viewing content over multiple layers, which is colloquially known as the “wow” factor. We believe this factor makes the technology immediately suitable to the lucrative gaming and entertainment sectors. MLD technology also has the potential to redefine the way users interact with their computer display in office-type applications. Research has shown that usability and productivity can be increased through the addition of depth and the resulting “affordances” are what makes MLD unique and revolutionary in the marketplace.

The term “affordance” relates to perceptual clues that give human beings insight on how to interact with objects in the world. For example, a vertical handle on a door “affords,” or suggests to the viewer that he or she should pull the door to open it, while a flat panel on a door affords pushing to open it. With computers, using shadowing on a button creates the affordance of pushing or clicking. The additional dimension of depth with MLD technology provides an environment for a myriad of new affordances that can simply not be achieved with a Single-Layer Display (SLD). Some of these affordances obtained through the use of MLD technology are described below.

Affordance for representing layered information

MLD technology enables a viewer to see layer-based data as it actually exists. An example of a governmental application of this affordance would be to allow a municipal council to view a model of water, gas, and sewerage reticulation systems for a site development or subdivision layout as they exist through a live feed of each displayed in a single view.

Affordance for focusing and viewing context

The ability to maintain focus on detail while retaining view of context is a well known and well researched topic. Many have attempted to address this through software with fish-eye lenses and zoomable user interfaces. MLD technology has the potential to advance this goal by showing on the front panel information on which the viewer is to focus, while providing a contextual overview in the back panel. This significantly enhances the software techniques and provides a new solution to an old problem.

Affordance for view comprehension

The proper integration of separate but related pieces of information across different displays is a well known problem. Cognitive research has identified that the human brain operates with a working memory which can only hold up to seven pieces of information at any one time—most people struggle with as much as three or four. The demand placed on a person’s working memory to overcome the keyhole problem essentially leaves the user overwhelmed and “lost within the data.” MLD technology attempts to resolve this problem by allowing the grouping of cluttered and complex information into a more manageable format, which is more easily interpreted by humans. By having potential to creating more visual connectivity between data presented across the overlapping displays, MLD has the potential to bring a unique solution to the keyhole problem.

Affordance for information extraction

Information extraction is best achieved when information is presented in parallel rather than serially. For example, consider a nuclear power plant that has eight crucial pieces of related information to indicate smooth running. This could be displayed as a regular octagon where the length of each side represents one of the eight factors. Ultimately, eight factors are being presented in parallel. If the octagon changes shape dramatically (i.e., one of the sides becomes longer or shorter) then an operator will know at a glance that something is wrong. This overall concept is known as the “proximity-compatibility principle,” which argues that information used together in a decision should be presented as close together as possible. The inherent design of MLD monitors allows for parallel presentation of information (multiple layers) but also provides a mechanism that can cluster critical data together which is easily differentiated from non-critical data (depth). These features satisfy the proximity-compatibility principle whilst also reducing display real-estate clutter.

Affordance for change detection

Critical decisions are often based on the ability to detect small changes in images, for example, the detection of changes to satellite images passing over a target of interest. Typically these comparisons must be made manually rather than by direct image comparison via a computer due to variations in the size, shape, rotation and position of the captured images with respect to one another. For these situations, overlaying images provides a significant advantage over side-by-side comparison. MLD technology has the ability to over-lay electronic images for comparison, without degrading either image through the use of depth. Much like using a transparency layer over a picture or monitor, MLD technology provides physical separation between the two image sources whilst comparing so that no information from the originals is lost or corrupted. MLD can enhance change detection by using techniques like back-to-front switching, a very promising feature that can be validated with scientific usability studies, which cannot be accomplished on traditional SLD monitors. This idea stems from Gestalt psychology research, which developed a number of rules of perception, one of which is the fact that objects in the foreground are more likely to be attended to than objects in the background.

Affordance for increasing discriminability

Experiments conducted by Nakayama & Silverman determined that depth was a more powerful cue than color to assist in locating an object within. Basically, people are able to search within one depth plane, ignoring the other. This affordance provides a distinct advantage to an operator who knows where (in that depth plane) to find the desired information. More recent research has also shown that information search times and accuracy using depth cues has several advantages over flat representations of the same data. It has been statistically shown that, when viewing layered information, attention can be focused on a selected layer without distraction from another. The importance of this is that information can be searched for, accessed and read quicker, when it is split across two levels of depth as opposed to having it all displayed on a single plane or side by side. Both of these research studies give strong arguments to support MLD technology for information processing of large datasets.

MLD Vertical Markets and Applications

In the relatively short time that PureDepth has made MLD technology commercially available, they have been deployed in a range of applications. Broadly speaking, MLD applications fall into five application categories: (1) Interactive Entertainment Systems; (2) Consumer Information Systems; (3) Topological Mapping Systems; (4) Monitoring and Analysis Systems; and (5) Layer-Based Information Visualization.

Interactive Entertainment Systems

1. Gaming

The gaming industry is one of the most exciting areas for applying MLD technology and harnessing the unique capabilities available for maximum eye-catching value. MLD technology has the capability to greatly enhance gaming visuals by adding physical depth dimensions to create stunning effects. For example, a game may require players to break through layers of a labyrinth while at the same time teasing players with the opportunity to see a little of what may be waiting behind by use of the parallax between the visible layers. In this instance the game designer can induce the player to “peer” around objects on the front-most layer(s) to see obscured objects in the rear.

It is expected that much of the immediate and future development of MLD technology will be centered on refining both hardware and associated software and firmware for the enhancement of these effects. Gaming is not limited to desktop PCs and consoles and is rapidly gaining momentum in the portable and mobile phone markets. MLD technology, being scalable in size, has the potential to be the gaming display technology of choice and considerable research is being developed for the small portable display sector.

2. Interactive Television

Television and computers are rapidly converging in technology to become the single multimedia center of the household. Subscriber-based systems such as TiVo and cable TV are providing more interactive-based entertainment and services (such as e-mail, downloadable games, and interactive shopping). These services are typically presented as overlaid or alpha-blended images on top of the video data stream, lending itself nicely to MLD technology.

Additionally, there is a strong research drive in developing automatic conversion of 2D images to 3D, especially in the movie industry. These are targeted for use in movie theatre environments and, in time, will trickle-down to the consumer level, as has happened for multi-speaker surround-sound systems. Obviously there will be a requirement for new display monitors capable of conveying this depth information and MLD technology is poised to be a major player in this market.

Consumer Information Systems

1. Kiosk Applications

Kiosk applications, shopping mall information centers, vending machines, train/bus/flight ticket sales systems and the like are ideally suited to MLD technology due to the eye-catching “wow” factor. With the addition of a touch screen to an MLD monitor (the process is essentially the same as for other regular display systems), a whole new level of interaction become available. By leveraging the pressure sensitivity functionality of current touch technologies, navigation of depth becomes intuitive. Pressing harder becomes a natural gesture to “push” objects towards the rear layers, teasing the user to interact further with the content.

2. Point-of-Sale Advertising

Point-of-sale advertising is very similar to kiosk applications in that the goal of the monitor is to entice the user to interact with the content, ultimately for purchase of a product or service. The uniqueness of MLD technology coupled with the “wow” depth factor immediately grabs the customer’s attention, and holds their interest for longer than conventional displays.

Topological Mapping Systems

1.  Car & Marine Navigation

Since the availability of MLDs in the size range of in-car navigation systems, a number of parties have adopted an interest in developing applications to harness and exploit the unique features of MLD technology. Development work is currently being undertaken on functionality covering mapping, street navigation, GPS and radar linked marine navigation for defense, commercial and recreational use, using depth to de-clutter, discriminate and cluster related information together within a single view. This is especially important for portable GPS systems where there is a large amount of information to be conveyed and display real-estate is a premium.

2. Air Traffic Control (ATC)

ATC applications show real-time displays of flight data being controlled. MLD technology is being utilized to preserve critical “live” data which would otherwise be hidden by dialogue box windows. MLDs also allow the reduction of clutter of non-ATC controlled aircraft within the same physical display area as commercial aircraft being controlled by ATC. Trials of MLD technology in ATC applications have resulted in a high level of acceptance by controllers due to the ease of viewing critical information and reduced clutter of non-critical data, whilst maintaining overall visibility at all times. MLD technology is proving sufficiently effective that consideration is being given to the replacement of very large scale precision displays with regular MLD monitors.

Monitoring and Analysis Systems

1. Financial

Financial futures trading requires the monitoring of “to-the-second” movements in future values, where small changes in unit values can represent very large dollar values in transactions. Users must monitor a range of information, but are also required to perform other routine tasks such as communication via e-mail with clients. MLD monitors allow the traders to display real-time graphical information futures values “floating” above other working displays. If a small change in value of monitored information occurs, the trader can respond by immediately making an appropriate transaction. The alternative of a window obscuring the critical data is unacceptable, as is the alternative of requiring the trader to monitor an adjacent screen.

2. Medical

The medical industry has a number of applications that are able to exploit the benefits of MLD technology. For example, a surgeon performing a laparoscopic surgical procedure requires an unobstructed view of the images sourced from the instruments. If another window was to appear in the area of activity, the result could be disastrous. The alternative of having the surgeon change his or her point of focus from one screen to another is not considered acceptable. However, with MLD technology the images presented to the surgeon can remain clear and uninterrupted regardless of new information being displayed, therefore allowing the surgeon to maintain their focus on the task at hand. New information, together with complimentary information relevant to the operation (such as blood pressure and pulse rate), can be displayed floating above the primary screen. The floating of the image clearly delineates the images being displayed.

Layer-Based Information Visualization

1. Computer-Assisted Engineering Software

There are a range of practical engineering-based applications suited to MLD technology. These include such uses as circuit board design, CAD drawing, civil engineering and architecture. These applications work with inherently layered data and MLD technology can be deployed to be a physical representation of this data. A simple example to illustrate this is printed circuit design. Up to 20 layer boards are available and the design and navigation of this number of layers can be daunting. Using MLD technology, specific layers or tracks can be pulled to the front or pushed to the rear layers, allowing the designer to differentiate these features whilst retaining the spatial layering information.

2. Web-Design / Graphical Content Creation

Graphical software packages inherently have a multi-layer environment in the form of toolbars, property windows and dialog boxes. These objects tend to obscure canvas working area, be it 2D photographic retouching, 3D modeling, or web page design. Typical solutions to overcome this problem include using larger displays (21” or greater) or multiple monitors, but these fall into the traps of losing focus on the work by having a larger search area to find the appropriate controls. Depth can provide an elegant solution by placing toolbars onto the front-most layer and the work canvas onto the rear. In this configuration, the controls and canvas are always in view without distracting one another, increasing productivity.

3. Defense and Security

A substantial level of research on the differentiating features and benefits of MLD technology has been carried out within the US defense and security departments . In these scenarios, secure and non-secure data is typically compared and each computer system must be physically isolated so that there is no cross-contamination or leakage of data. In its simplest form, MLD displays allow electronic overlays of this information whilst still retaining the level of isolation required. From feedback within the respective US departments, it is likely that MLDs will become widely deployed in applicable defense and security applications.

Alternative Display Technologies

In order to put the competitive advantages and benefits offered by MLD technology into perspective, it is important to understand what alternatives are available in display technologies. MLD technology is revolutionary and has the potential to redefine the display market but this does not necessarily exclude the use of alternative displays in conjunction with MLD.

Single Layer Displays (SLD)

Programmers of applications utilizing SLD panels often attempt to provide an illusion of three dimensions by careful use of shading sections around windows and dialog boxes on screens. High-end gaming, CAD drawing and industrial design software packages have been developed with realistic surface rendering, lighting, shading and shadow effects together with photo-realistic perspective images in order to allow the viewers to “see” the three dimensional image, which can be manipulated and rolled around on the screen.

Encapsulating these images is the operating system graphical user interface (GUI) and this is based around the idea of layers of windows. The analogy stems from paper-based desktops where paper “layers” were stacked and overlaid upon one another. By merely stacking windows layer upon layer, without an intuitive method to discriminate between each one, decreases the usability of the GUI. Software techniques such as virtual desktops and transparent layers (alpha-blending) attempt to resolve this issue, however they still are just simulations of the layer metaphor and do not have an effective discriminator.

MLD technology provides depth as an effective discriminator between layers, as it leverages off what is already hard-wired into the human visual system. MLD technology does not replace user interface techniques—it is a direct realization of the interface technique. MLD technology brings a new dimension of depth and enriches data semantically as there is a separate distinct channel of information carried over and above color and spatial cues.

3D Stereoscopic Displays

Comparisons between MLD and 3D stereoscopic displays are inevitable as both aim to convey depth information. With 3D stereoscopic displays the aim is to provide a full volumetric representation of an object, one with infinite depth, by presenting different pre-rendered images to each eye to simulate depth. MLD technology aims to present discrete layers with a degree of spatial separation, to present real depth. This distinction must be stressed.

At present, current technologies attempting to give the illusion of 3D have some significant drawbacks, including: the use of special lenses or a head mounted display systems and/or head tracking systems; a very narrow ‘sweet-spot’ of viewing angle; considerable loss of color tones, brightness and resolution; and the possibility of a viewer’s eyes becoming tired or the viewer become nauseous after a short period of time. MLDs overcome some of these inherent problems by having real depth, as the brain is not tricked into believing depth exists in the image.

Competing Technology

The main source of competition for PureDepth does not come from companies utilizing the same technology, but rather from companies utilizing alternate ‘3D’ solutions. These competitors can be divided into three main groups: (1) the layered technologies, (2) autostereoscopic displays and (3) glasses based stereoscopic displays.

Layered Technologies

Foremost among the layered technologies are the volumetric projector televisions. These comprise a series of ultra thin PDLC LCDs. Contrary to the LCDs used in standard screen technologies, PDLCs have bubbles of liquid crystal randomly spread through the PDLC matrix. Each LCD layer can be made white or transparent through the application of electric voltage through it. A projector is placed behind the series of LCDs and projects an image on to each of the LCD plates. The LCD plates are turned on and off sequentially at a predetermined rate to create an image. If timed properly, a composite picture can be displayed by the image on each LCD forming a slice of the 3D composite.

While at first blush the PDLC technology appears to be similar to the PureDepth technology, it is in fact quite different. First, the PDLC unit is large, requiring a layering of numerous screens together with a rear projection unit. Additionally, with PDLCs there are often issues with picture quality, generally caused by the bleeding of the image projected on one LCD plate onto other LCD plates. Finally, the PDLC unit is, unsurprisingly, expensive.

Autostereoscopic Technologies

Autostereoscopic technologies, such as Sharp’s 3D display, are another competing technology. This technology works by directing slightly different images to a viewer’s left and right eye. In the Sharp display, this is achieved through the use of a lenticular lens which directs synchronized alternate strips of imaging to each eye.

With this technology, there is an optimum viewing position, or “sweet spot,” from which the viewer best achieves the 3D effect. The significant drawback of this technology is that if the viewer is not seated in the sweet spot, he or she will not observe a 3D effect. Additionally, some users will become nauseous due to the lenticular lens.

Recently, Philips has demonstrated an autostereoscopic switchable 2D/3D display. The display includes an LCD together with a switchable LC filled lenticular lens. This technology overcomes, to a certain extent, the issues that exist with the Sharp display. Philips has substantially overcome their uniformity issue with a combination of slanting the lenticular lens together with good lens design.

Glasses Based Stereoscopic Technologies

Glass based stereoscopic technologies change the polarity of the image directed to each eye. The viewer wears glasses of complementary polarity which cause each eye to see a slightly different image, resulting in the appearance of a 3D image. As with the autostereoscopic display technologies, the image communicated to the device must be synchronized with the polarity.

This technology overcomes some of the difficulties with the autostereoscopic technologies. However, it also has drawbacks. Most significantly, viewers are required to wear the glasses to achieve the 3D effect.

Competition Summary

In summary, competition consists of either similar technologies (e.g. dedicated partition screens), 3D monitors (e.g. from Sharp and other manufacturers), alternative solutions (e.g. two or more physical displays), and single layer displays as a commodity product.

Customers

The key customers for PureDepth technology will include: (1) LCD manufacturers; (2) Navigation solutions (e.g. in-car, marine, avionics); (3) Defense and Homeland Security; (4) Medical Visualization and Diagnostics; (5) Casino Gaming; and (6) Mobile and Handheld device manufacturers.

PureDepth has already established business relationships with all of these markets, with the exception of the Mobile and Handheld device segment, which the Company intends to launch in the near future. Due to the confidentiality of the agreements, the actual customer names cannot be disclosed at this time, with the exception of DRS Technologies, Inc. (“DRS”), one of the largest U.S. defense contractors (see www.puredepth.com for press release information).

Suppliers

Key suppliers for PureDepth will be large LCD manufacturers as well as contract manufacturers for integration and final assembly. In addition, large integrators such as DRS for the defense industry, will be the manufacturing integrator and license the technology and processes from PureDepth. PureDepth has established contract manufacturing relationships in the United States and Asia.

INTELLECTUAL PROPERTY AND LICENSE AGREEMENTS

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, to preserve our trade secrets, and to operate without infringing the proprietary rights of other parties, both in the US and in other countries. Our policy is to actively seek the broadest possible intellectual property protection for our product candidates through a combination of contractual arrangements and patents, both in the US and abroad.

Intellectual Property and Patents

PureDepth has maintained a rigorous intellectual property (“IP”) strategy since inception. The strategy has ensured the core technology developed by PureDepth is protected and simultaneously limits the ability, of competitors to operate in the market. PureDepth’s IP portfolio includes an extensive range of defensive and offensive patents, trademarks and designs. The main focus of the portfolio relates to the MLD technology together with improvements and components. In addition, the portfolio includes applications directed at software for use with a MLD. A detailed listing of the intellectual property portfolio is available upon request.

Hardware Technology Patents

PureDepth’s family of patents were filed to protect PureDepth’s core technology and the idea of providing an image with depth rather than a true 3D image. The base patent relating to the MLD technology was originally filed as a PCT application in July 1998. Subsequently, the application has entered the national phase in thirteen territories, notably including the major markets of Europe, United States and Japan. The patent covers having two or more layers arranged such that one can look through the front most layer(s) and see the images displayed on the layers behind it and includes the use of a diffuser to overcome Moire interference. The patent has been granted in New Zealand, Japan, Canada, Singapore and the USA.

The patent portfolio is not limited to one method of eliminating Moire interference. Additional hardware patents have been granted which offer protection of MLD technology beyond the original scope of the base patent. Other patent applications filed address embedded hardware and end-user applications. These include an MLD PDA and in-car viewing applications. Broader applications address the use of MLDs, such as an MLD interfaced to a computing device.

Software Technology Patents

The patent applications filed which relate to software technology address the control or use of MLD technology and the integration of the technology into existing software programs. The protected control or use software allows users to allocate screen objects to specific layers within the optical stack, either on an object by object basis, region basis, or as an automated process based on image analysis and modification. In addition, software is used to control the characteristics of an object (control, color, brightness etc), and those spatially adjacent in the depth axis, to enhance the viewing experience.

The integration software seeks to include additional features in currently available software. The use of a MLD in an instrumentation application, for example, allows an alert to be by way of an object flashing from back to front screens rather than by a change of color or a noise. The software applications are also forward looking envisaging learning applications for the MLD where related information is displayed on front and back screens to reinforce a message.

License of Intellectual Property from the BASS Group

In December 2001, Deep Video Imaging Limited entered into an agreement with BASS Group, a Florida limited liability company (“BASS Group”) and John Bass and Robert Bass to acquire the right to use certain technology protected by patents granted in the USA. These rights have since been assigned to PDL. PDL is required to pay BASS Group approximately $175,000 per year through 2010 in consideration of this intellectual property. Currently, the Company owes BASS Group an aggregate of approximately $850,000. Pursuant to the agreement with BASS Group, the Company may be required to reassign the intellectual property to BASS Group in the event of certain defaults, including failure to pay pursuant to the agreement.

Other Intellectual Property Rights and Protection

We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we, as a matter of general practice, require our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

DESCRIPTION OF PROPERTY

PureDepth’s corporate office is located at Twin Dolphin Drive, Redwood Shores, California. The Company intends, however, to relocate to new premises, also in Redwood Shores. The proposed lease for the new space covers approximately 2,400 square feet for $5,000 per month under a two-year lease agreement expiring in May 2008.

PureDepth also leases premises in New Zealand which houses its Research and Development and Rapid Prototyping units. These premises are located at 24 Morrin Road, Panmure, Auckland. The lease for these premises covers approximately 5,750 square feet for $4,048 per month under a three-year lease agreement expiring in October 2008 (subject to certain rights of renewal).

LEGAL PROCEEDINGS

The Company is not currently involved in any material legal proceedings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report certain statements that are “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of PureDepth Business.” Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our current expectations are summarized in the following section captioned “Risk Factors.”

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk. Accordingly, an investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

Risks Related to our Industry:

We operate in a highly competitive environment and we may not be able to sustain our current market position.

MLD technology has a number of competitive alternatives, including layered and autostereoscopic technologies. Some of our competitors may currently, or at some point in the future, will have greater financial, sales and marketing, manufacturing, research and development or technological resources than we do. Additionally, our competitors may be able to manufacture competitive products on a larger scale or with greater cost efficiencies than we do. Any price erosion resulting from competition may materially adversely affect our financial condition and results of operations.

Our ability to compete successfully also depends on factors both within and outside our control, including product pricing, performance and reliability, successful and timely investment and product development, success or failure of our end-brand customers in marketing their brands and products, component and raw material supply costs, and general economic and industry conditions. We cannot provide assurance that we will be able to compete successfully with our competitors on these fronts and, as a result, we may be unable to sustain our current market position.

We may experience declines in the average selling prices of our MLDs.

The average selling prices of our MLDs are expected to continually decline over time as a result of, among other factors, technology advances, cost reductions and increased competition. Although we may be able to take advantage of the higher selling prices typically associated with new products and technologies we may bring to market, we cannot provide assurance that we can maintain these prices in the face of market competition. If we are unable to effectively anticipate and counter the price erosion that accompanies our products, or if we are unable to reduce our manufacturing costs, our profit margins will be negatively affected.

Governmental regulation may limit our activities or increase our costs of operations.

Our business and operations are subject to various forms of government regulation in countries in which we do business, including required business/investment approvals, as well as export regulations based on national security or other reasons and other export/import regulations such as tariffs. In addition, commercial, antitrust, patent, consumer, taxation, exchange control and environment/recycling laws and regulations also apply. If we are unable to comply with these regulations, they can serve to limit our activities. In addition, compliance with these regulations could result in increased costs. Accordingly, these regulations could adversely affect our results of operations.

Risks Relating to our Business and Company:

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We expect also to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision.

The Company and its subsidiaries each have a limited commercial operating history. These operations provide a limited basis for investors to assess our ability to successfully compete in our industry and generate revenues. This limited history also limits the ability of investors to assess the advisability of investing in our securities.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may be harmed.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in software development, testing, research, technology development and manufacturing, as well as sales and marketing. We compete for qualified individuals with numerous companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

If we are unable to innovate and to develop attractive new products, our future growth and profitability may be adversely affected.

We will derive a substantial portion of our estimated revenues from the incorporation of the MLDTM technology into innovative new products for sale (hereinafter referenced to generically as “products”). We expect that sales of our new products will in the future account for a substantial portion of our revenues, and we expect our future growth and profitability to rely primarily on the continued development and sale of innovative new products.

While we believe that we are capable of continuing to develop innovative and attractive new products, the industry in which we operate is characterized by rapid changes, including technological changes. The process of developing and marketing new products is inherently complex and uncertain, and there are a number of risks, including the following:

•	we may be unable to obtain adequate funding and resources necessary for investments in new products and technologies;

•	our long-term investments and commitment of significant resources may not result in successful new products or technologies;

•	we may not be able to anticipate successfully the new products and technologies which will gain market acceptance and that such products can be successfully marketed;

•	our newly developed products or technologies may not be successfully protected as proprietary intellectual property rights;

•	our products may become obsolete earlier than expected due to rapid advancements in technology and changes in consumer preferences; or

•
a delay in commercializing new technologies now under development may prevent us from keeping up with market demand. For example, if we lag behind our competitors in the commercialization of active-matrix full-color OLED displays, we may not secure a significant share of this market.

Our failure to anticipate adequately changes, in the industry and the market, and to develop attractive new products, including any of the risks described above, may reduce our future growth and profitability.

Our financial condition may be adversely affected if we cannot introduce new products to adapt to rapidly evolving customer needs on a timely basis.

New products are developed in anticipation of future demand. Our success will depend greatly on our ability to respond quickly to emerging customer requirements and to develop new products in anticipation of future demand. Any delay in our development of commercially successful products with reliable quality and advanced features may adversely affect our business.

The success of a new product also depends on other factors such as close cooperation with our partners and customers to gain insights into their product needs and to understand general trends in the market. If we are unable to work together with our partners and customers, and their respective suppliers, or to sufficiently understand their respective needs and capabilities, we may not be able to introduce new products in a timely manner, which may have a material adverse effect on our financial situation.

We plan to continue to expand our operations to meet the growing demand for new applications in the markets in which we participate. Because many products, such as televisions, mobile phones and personal digital assistants in our consumer market, are expected to be marketed to a diverse group of end users with different specifications, functions and prices, we may be required to vary our sales and marketing strategies to successfully promote our products. We cannot provide assurance that our expansion strategy for these products will be successful.

Our results of operations depend on our ability to keep pace with changes in technology.

Advances in technology typically lead to rapid declines in sales volumes for products made with older technologies and may lead to these products becoming less competitive in the marketplace, or even obsolete. As a result, we will likely be required to make significant expenditures to develop or acquire new process and product technologies. Also, our ability to manufacture our products by utilizing advanced process technologies to increase production yields at low production cost will be critical to our sustained competitiveness. We cannot provide assurance that we will be able to continue to successfully develop new products through our research and development efforts or through obtaining technology licenses, or that we will keep pace with technological changes in the marketplace.

Our revenues depend on continuing demand for consumer electronics products with MLD panels. Our sales may not grow at the rate we expect if consumers do not purchase these products.

The introduction of alternative display panel technologies, including those currently under development by our competitors and us, may erode future sales of MLD panels, which may have a material adverse effect on our financial condition and results of operations.

Economic conditions may adversely affect our sales and profitability.

Demand for consumer electronics products, which is forecast to account for a significant proportion of our worldwide operating revenue, may be affected by general economic trends in the countries or regions in which our products are sold. Purchases of our products are, to a significant extent, discretionary. Similarly, demand for our business use products and for components we manufacture that go into products of third parties is affected by general economic trends in the various markets in which we sell our products. Economic downturns and resulting declines of demand in our major markets, including Australia, North America, Europe and Asia, may thus adversely affect our sales and profitability.

We will have significant capital requirements in connection with our business strategy and if capital resources are not available we may not be able to implement our strategy and future plans.

In connection with our strategy to increase the research and development of our MLD technology, we estimate that we will incur significant expenditures. These capital expenditures will be made well in advance of any additional sales that will be generated from these expenditures. However, in the event of adverse market conditions, or if our actual expenditures far exceed our planned expenditures, our external financing activities combined with our internal sources of liquidity may not be sufficient to effect our current and future operational plans, and we may decide not to expand capacity.

The failure to obtain sufficient financing on commercially reasonable terms to complete our expansion plans could delay or derail our ability to pursue our business strategy, which could materially and adversely affect our business and results of operations.

Our MLD manufacturing processes are complex and periodic improvements to increase efficiency can expose us to potential disruptions in operations.

The manufacturing process for MLD products is highly complex, requiring sophisticated and costly equipment that is periodically modified and updated to improve manufacturing yields and product performance, and reduce unit manufacturing costs. These updates expose us to the risk that from time to time production difficulties will arise that could cause delivery delays, reduced output or both. We cannot provide assurance that we will not experience manufacturing problems with our manufacturing partners in achieving acceptable output, product delivery delays or both as a result of, among other factors, construction delays, difficulties in upgrading or modifying existing production lines or ramping up new plants, difficulties in changing manufacturing line technologies or delays in equipment deliveries, any of which could constrain our capacity and adversely affect our results of operations.

If we are unable to successfully manage the risks inherent in our international activities and our overseas expansion, our results of operations and production capacity could be adversely affected.

A substantial portion of our manufacturing and marketing activity will be increasingly conducted outside of the United States and New Zealand, including in Asia. There are a number of risks inherent in doing business in such overseas markets, including the following:

•	unexpected legal or regulatory changes;

•	unfavorable political or economic factors;

•	difficulties in recruiting and retaining personnel;

•	labor disputes including strikes;

•	less developed technological infrastructure, which can affect our production or other activities or result in lower customer acceptance of our products and services;

•	potentially adverse tax consequences; and

•	social, political or economic turmoil due to terrorism, war, or other factors.

Product defects resulting in a large-scale product recall or successful product-liability claims against us could result in a significant cost or a negative impact on our reputation and adversely affect our business results and financial condition.

We manufacture various products in accordance with internationally accepted quality-control standards. We cannot be certain, however, that all of our products are defect-free and may not be recalled at some later date. Furthermore, although we maintain insurance against product-liability claims, we cannot be certain that such insurance can adequately satisfy the liabilities ultimately incurred. In addition, insurance may not continue to be available on terms acceptable to us. A large-scale product recall or a successful product-liability claim against us could result in significant costs or have a negative impact on our reputation, which may in turn lead to a decrease in sales, adversely affecting our results of operations.

We may be unable to successfully execute our expansion strategy or manage and sustain our growth on a timely basis, if at all, and, as a result, our business may be harmed.

We have experienced, and expect to continue to experience, rapid growth in the scope and complexity of our operations. This growth may strain our managerial, financial, manufacturing and other resources. We may experience manufacturing difficulties with our partners in starting new production lines. In addition, failure of our manufacturing partners to keep up with our competitors in future investments in manufacturing capacity would impair our ability to effectively compete within the industry. Failure to obtain intended economic benefits from research and development expansion projects could adversely affect our business, financial condition and results of operations.

If we cannot maintain high capacity-utilization rates, our profitability will be adversely affected.

The production of panels incorporating our MLD technology entails high fixed costs resulting from considerable expenditures for the construction of complex fabrication and assembly facilities and the purchase of costly equipment. We aim to maintain high capacity utilization rates so that we can allocate these fixed costs over a greater number of panels produced and realize higher gross margins. However, we cannot provide assurance that we will be able to sustain our capacity utilization rates in the future.

We and our manufacturing partners depend on a limited number of third party suppliers for key raw materials, components and manufacturing equipment, and any disruption in their supply will negatively affect our business.

Our production operations depend on obtaining adequate supplies of quality raw materials and components on a timely basis. As a result, it is important for us to control our component and raw material costs and reduce the effects of fluctuations in price and availability. In general, we source most of our raw materials as well as key components of MLD products such as the LCDL panels, CCFL tubes and interstitial components, from two or three suppliers for each key component. We may experience shortages in the supply of these and other components or raw materials as a result of, among other things, anticipated capacity expansion in the MLD and competitive industries. Our results of operations would be adversely affected if we were unable to obtain adequate supplies of high quality raw materials or components in a timely manner or make alternative arrangements for such supplies, or if there were significant increases in the costs of raw materials or components that we could not pass on to our customers.

Our results of operations are subject to exchange rate fluctuations.

Our sales and purchases of raw materials and expenditures on capital equipment are denominated mainly in U.S. dollars, and to a lesser extent, New Zealand dollars and certain Asian currencies. Accordingly, fluctuations in exchange rates, in particular between the U.S. dollar and other currencies will affect our gross profit and pre-tax income.

Our business relies on patent rights and our patent rights may be narrowed in scope or found to be invalid or otherwise unenforceable.

Our success will also depend, to a significant extent, on our ability to obtain, defend and enforce our patent rights worldwide. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, we cannot provide assurance that any of our pending or future patent applications will result in the issuance of patents. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. In addition, because patent applications in various countries publish at different times, the difficulty in monitoring patent applications filed by other parties in multiple countries, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by pending patent applications, that we or any of our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications, or that we were the first to file patent applications on such inventions.

Furthermore, pending patent applications or patents already issued to us may become subject to dispute, and any dispute could be resolved against us. For example, we may become involved in re-examination, reissue or interference proceedings and the result of these proceedings could be the invalidation or substantial narrowing of our patent claims. We also could be subject to court proceedings that could find our patents invalid or unenforceable or could substantially narrow the scope of our patent claims. In addition, depending on the jurisdiction, statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions.

Failure to protect our intellectual property rights could impair our competitiveness and harm our business and future prospects.

We believe that developing new products and technologies that can be differentiated from those of our competitors is critical to the success of our business. We intend to take active measures to obtain international protection of our intellectual property by obtaining patents and undertaking monitoring activities in our major markets. However, we cannot assure that the measures we are taking will effectively deter competitors from improper use of our proprietary technologies. Our competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by our competitors.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes or other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing implementation or product;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We rely upon trade secrets and other unpatented proprietary know-how to maintain our competitive position in our industry, and any loss of our rights to, or unauthorized disclosure of, our trade secrets or other unpatented proprietary know-how could negatively affect our business.

We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in our business. We typically enter into confidentiality agreements with each of our employees and consultants upon the commencement of an employment or consulting relationship, whereby each employee or consultant agrees to maintain the confidentiality of trade secrets and certain other Company information on a perpetual basis. However, we cannot assure the enforceability of these types of agreements, or that they will not be breached. We also cannot be certain that we will have adequate remedies for any breach. The disclosure of our trade secrets or other know-how as a result of such a breach could adversely affect our business. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of our confidentiality agreements, and there can be no assurance that any such disputes would be resolved in our favor. Further, others may acquire or independently develop similar technology, or if patents are not issued with respect to products arising from research, we may not be able to maintain information pertinent to such research as proprietary technology or trade secrets and that could have an adverse effect on our competitive position within the industry.

We rely on key engineers, senior management and other personnel, and the loss of the services of any such personnel or the inability to attract and retain suitable replacements may negatively affect our business.

Our success depends to a significant extent upon the continued service of our research and development and engineering personnel, and on our ability to continue to attract, retain and motivate qualified researchers and engineers, especially during periods of rapid growth. In particular, our focus on leading the market in introducing new products and advanced manufacturing processes has meant that we must aggressively recruit engineers with expertise in cutting-edge technologies.

We also depend on the services of experienced key senior management, and if we lose their services, it would be difficult to find and integrate replacement personnel in a timely manner, or at all.

The loss of the services of any of our key research and development and engineering personnel or senior management without adequate replacement, or the inability to attract new qualified personnel, could result in delays in product development, loss of customers, partners and sales, and a diversion of management resources, each of which could have a material adverse effect on our operations.

Because we became public by means of a triangular merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a triangular merger transaction. Security analysts of major brokerage firms may not provide coverage of the Company since, because we became public through a merger, there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will want to provide analyst coverage of our Company in the future.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to Sarbanes-Oxley Act and the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley and of preparing and filing annual and quarterly reports and other information with the SEC, and furnishing audited reports to shareholder, will cause our expenses to be higher than they would be if PureDepth Inc. had remained privately held and did not consummate the merger transaction with the Company.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now, and there may never be, an active market for shares of our common stock.

In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, our shareholders may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

Because it is a “penny stock,” shareholders may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk- disclosure document prepared by the Securities and Exchange Commission. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. In sum, our shareholders may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

We have never paid dividends and do not intend to do so for the foreseeable future.

We have never paid dividends on our capital stock and we do not anticipate that we will cause the Company to pay any dividends after the merger, for the foreseeable future. Accordingly, any return on an investment in our Company will be realized, if at all, only when an investor sells shares of our common stock.

The Company may have material liabilities of which our management is not aware.

Although PureDepth Inc. conducted a due-diligence review of the financial condition and legal status of Diamond One, the Company may have material liabilities related to its existence and operations prior to the merger that our new management has not yet discovered. Further, although the Merger Agreement contains customary representations and warranties from the Company concerning its assets, liabilities, financial condition and affairs, the business of PureDepth and our shareholders may have no recourse against the Company, or any of its former or current owners or principals, in the event those representations and warranties prove to be untrue. In connection with the Merger Agreement, we entered into an Option Agreement pursuant to which we may determine to sell, to the former principals of Diamond One, the business that Diamond One conducted prior to the merger (the sale of jewelry and precious gems and stones). That Option Agreement contains a covenant in favor of the Company whereby the former principals of Diamond One have agreed to indemnify the Company for liabilities arising in connection with such business, as conducted prior to and after the merger. Nevertheless, the covenantors may not be able to perform their indemnification obligations, should any arise.

MANAGEMENT

At the effective time of the merger, the Company’s board of directors was reconstituted by the appointment of David Hancock, Fred Angelopoulos and Mark Kalow as directors (of whom Messrs. Hancock and Angelopoulos were directors of PureDepth, Inc. immediately prior to the merger), and the resignations of Troy Fullmer and Robert Chramosta from their roles as directors of the Company. The Company’s executive management team was also reconstituted at the effective time of the merger by the resignations of Messrs. Fullmer and Chramosta, and the appointment of Frederick Angelopoulous as the Company’s Chief Executive Officer and President, and Kristin Bowman as the Company’s Chief Operating Officer, Secretary and acting Chief Financial Officer.

The following table sets forth the name and position of each of the Company’s directors and executive officers after the merger.

Name	Age	Positions
Fred Angelopoulos		Chief Executive Officer, President and Director
Kristin Bowman	43	Chief Operating Officer, Secretary and acting Chief Financial Officer
David Hancock	62	Chairman
Mark Kalow	51	Director and Chairman of the Audit Committee

The biographies of the directors and officers listed above are set forth below, all of whom began serving the Company in their respective positions as of the effective time of the Merger:

Fred Angelopolous has served as the Chief Executive Officer of PureDepth, Inc. since April 2005. Prior to that, he served as the PureDepth Group’s Vice President of Global Sales and General Manager for the Americas from May 2004 to April 2005. From 1998 to 2002, Mr. Angelopolous served as the Chief Executive Officer of Pulse Entertainment, where he helped secure over $45 million in venture funding for that company and established partnerships with companies such as Warner Bros., NBC, IBM, SBC and BMG Music Group, helping Pulse be named among Red Herring’s Top 100 Private Companies in the World in 2001. From 1994 to 1998, he served as Senior Vice President of Sales for Hitachi PC. In 2001, Mr. Angelopolous was named one of the ten most influential people in the prior ten years by Animation Magazine.

David Hancock has served in various roles for PureDepth, Inc. (and its predecessor) from 2002 to April 2005, including Chief Executive Officer, Director and Executive Chairman. Mr. Hancock has been a director of PureDepth, Inc. since April 2005, and became Chairman in January 2006. From 2000 until 2002, Mr. Hancock served as an executive of Presenter Inc. Prior to that, he served as the Chief Executive Officer of Hitachi PC from January 1996 to September 1999. From January 1995 to December 1995, Mr. Hancock served as Chief Executive Officer of Velocity Corporation. Mr. Hancock also has served in executive positions for a number of other entities, including Apple Computer Corp., Gillette International and PaperMate USA.

Kristin Bowman has served as the Chief Operating Officer of PureDepth, Inc. since April 2005. Prior to that, Ms. Bowman served as the PureDepth Group’s Vice President of Business Operations from September 2004 until April 2005. After working extensively in corporate and investment financing law in both New Zealand and London, Ms. Bowman was a partner of a 150-year-old leading New Zealand law firm in their Business and Taxation Team from 2001 until 2004. She served as General Counsel for a then newly listed entity, Auckland International Airport Limited, from 1999 to 2001. Ms. Bowman serves on the Board of Soccer New Zealand. Ms. Bowman received a First Class Honours degree in law from New Zealand’s International University, Auckland University, and continues to hold a current practicing certificate as a barrister and solicitor of the Supreme Court of New Zealand.

Mark Kalow specializes in business and financial analysis and the commercialization of intellectual property for high technology companies. His current engagements include serving on the board of directors and audit committees of PhotoWorks (online photography) [NASDAQ: FOTO]; LSF Network (e-marketing services); and Delean Imaging (pattern recognition applications). Previously, Mr. Kalow was a Managing Director for the Venture Capital division of Trans Cosmos USA. Trans Cosmos is a major Japanese IT services company and strategic investor in US rich media, CRM and e-marketing companies. Mr. Kalow was formerly co-founder and COO/CFO of Live Picture Inc. (LPI), where he managed multiple financings totaling over $60 million, two acquisitions and, as CEO, the sale of the Company to MGI Software. LPI’s imaging and Internet products won over 30 industry awards and its technology and products and technologies were licensed to industry leaders such as H-P, Canon, Kodak, FujiFilm and many others.  Mr. Kalow holds a S.B. degree from the Massachusetts Institute of Technology (MIT) and an MBA with a concentration in Financial Management from the University of Chicago.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as chief executive officer of PureDepth, Inc. since its incorporation in April 2005; and (ii) each other individual that served as an executive officer of PureDepth, Inc. at the conclusion of the year ended December 31, 2005 and who received in excess of $100,000 in the form of salary and bonus during such year.

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)
Fred Angelopoulos, Chief Executive Officer (1) (2)	2005	$203,333	$25,000
Kristin Bowman, Chief Operating Officer, Secretary and acting Chief Financial Officer (3) (4)	2005	$115,000	$15,000
David Hancock Director and former President of PureDepth Group (5)	2005	$100,000	-0-

(1)
Mr. Angelopoulos became the Chief Executive Officer of PureDepth, Inc. in April 2005. He began serving as the Chief Executive Officer and President of Diamond One, Inc. at the closing of the merger transaction on March 31, 2006.

(2)
Prior to the merger effected on March 31, 2006, Mr. Robert Chramosta served as the Company’s Chief Executive Officer and President. During each of the last three fiscal years (ended January 31, 2006, 2005 and 2004), Mr. Chramosta received no cash compensation for services rendered to the Company in those capacities.

(3)
Ms. Bowman became the Chief Operating Officer, Secretary and acting Chief Financial Officer of PureDepth, Inc. in April 2005. She began serving in those roles for Diamond One, Inc. at the closing of the merger transaction on March 31, 2006.

(4)
Prior to the merger effected on March 31, 2006, Mr. Troy Fullmer served as the Company’s Chief Financial Officer and Secretary. During fiscal 2005 (ended January 31, 2006), Mr. Fullmer received cash compensation totaling $29,300 for services rendered to the Company. For each of fiscal 2004 and 2005 (ended January 31, 2005 and 2004, respectively), Mr. Fullmer received cash compensation totaling $24,000.

(5)
Mr. Hancock returned as  Chairman of the Board in January 2006,  but does not serve as an officer of the Company. Mr. Hancock previously served as the Chief Executive Officer and Executive Chairman of the predecessor PureDepth Group through to the end of January 2005. Between January 2005 and January 2006, Mr. Hancock held the position of Director.

Employment and Change-in-Control Agreements

PureDepth or its subsidiaries are parties to current employment agreements with Messrs. Hancock and Angelopoulos and Ms. Bowman. Under those respective agreements, Mr. Hancock is paid $100,000 per year, Mr. Angelopoulos is paid approximately $203,000 per year, and Ms. Bowman is paid $115,000 per year. Under all of the employment agreements, the executives have agreed to standard confidentiality and assignment-of-inventions covenants. In addition, all of the employment agreements provide that the executive will not compete with PureDepth nor solicit any employee, consultant or contractor of PureDepth for a period of six months after any termination of employment.

Under PureDepth’s agreements with Mr. Angelopoulos and Ms. Bowman, in the event either executive is constructively terminated due to a reorganization (or certain other similar situations) the executive will be entitled to the greater of (i) four months of base salary or (ii) any payments, benefits or the net value of any incentives that the executive has become entitled to in connection with certain transactions.

Director Compensation

During 2005, PureDepth, Inc. agreed to pay Mr. Hancock approximately $100,000 per year. PureDepth, Inc. had previously granted Mr. Hancock a stock option to purchase the equivalent of 1,011,380 shares of Company common stock at an exercise price of $0.28382 per share in consideration of his numerous services as a director to the PureDepth Group and prior roles as Chief Executive Officer and Executive Chairman pursuant to his written consultancy agreement with the Company.

Other than pursuant to current salaries for their executive positions with the Company, if applicable, no other directors are currently compensated by the Company in consideration of their service as a director.

On March 31, 2006, PureDepth issued Mark Kalow, a director, an option to purchase 101,708 shares of PureDepth common stock as an inducement to join the Board. This option will be converted pursuant to the Merger into an option to purchase 232,933 shares of the Company’s Common Stock at an exercise price of $0.43664 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on April 4, 2006, the Company had outstanding two classes of voting securities—common stock, of which there were 6,255,400 shares outstanding, and Series A Preferred Stock, of which there were 230,869 shares outstanding. Each share of common stock is entitled to one vote on all matters put to a vote of our stockholders. Each share of Series A Preferred Stock is entitled to vote on an as-if-converted basis (i.e., 229.021 votes).

The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of April 4, 2006, by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock

•	each director

•	each executive officer named in the Summary Compensation Table included in this report, and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 303 Twin Dolphin Drive, 6th Floor, Redwood City, California 94065, and each such person has sole voting and investment power with respect to the shares set forth opposite his or her name.

	Shares of	Percentage of
	Common Stock	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned (#)(1)	Beneficially Owned (%)
Fred Angelopoulos (2)	2,960,477	4.8%
David Hancock (3)	2,022,760	3.4%
Kristin Bowman (2) 24 Morrin Road Panmure, Auckland New Zealand	1,989,892	3.3%
Mark Kalow (2)	232,933	*
All executive officers and directors as a group (4)	7,206,062	11.0%
K One W One Limited (5) c/o BDO Spicers, 120 Albert Street, Auckland, New Zealand	37,548,700	61.7%
Vision Opportunity Master Fund, Ltd. 317 Madison Avenue, Suite 1220 New York, NY 10017	4,580,420	7.5%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)	Consists of shares issuable upon the exercise of stock options that are currently exercisable.

(3)	Includes 1,011,380 shares issuable upon the exercise of stock options that are currently exercisable.

(4)
Includes Messrs. Angelopoulos, Hancock, Kalow and Ms. Bowman. Includes 6,194,682 shares issuable upon exercise of stock options held by the executive officers and directors, all of which are currently exercisable.

(5)	Includes 1,768,697 shares that are issuable upon exercise of warrants that are currently exercisable.

(6)	Includes 2,290,210 shares that are issuable upon exercise of warrants that are currently exercisable.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of April 4, 2006, we had 6,255,400 shares of common stock outstanding, held by approximately 110 holders of record. Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “DMDO.OB.” We have one class of preferred stock, denominated “Series A Preferred Stock,” outstanding. As of the date of this report, we had 230,869 shares of our Series A Preferred Stock outstanding held by approximately 90 holders of record. The Series A Preferred Stock is not listed for public trading.

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our shareholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire board of directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of the assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors. All shares of our common stock issued and outstanding are fully paid and non-assessable.

Shares of preferred stock may be issued from time to time in one or more series as may be determined by our board of directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the board of directors, except that no holder of preferred stock will have preemptive rights. We have designated 1,000,000 shares of our preferred stock as “Series A Preferred Stock.” Upon a liquidation of the Company, the Series A Preferred Stock does not have a liquidation preference. Nevertheless, it does have priority distribution rights in the event that dividends are declared, as well as other rights accorded preferred stock under applicable law. The Series A Preferred Stock does not provide its holders with any preemptive rights, rights of first refusal, or director-appointment rights. The Series A Preferred Stock grants its holders the right to vote on all matters submitted to a vote of Company shareholders on an as-if-converted basis. All outstanding shares of Series A Preferred Stock will automatically convert into shares of our common stock on a 229.021-for-1 basis after the filing of articles of amendment, approved by our shareholders as required under applicable law, increasing the number of shares of common stock that the Company is authorized to issue.

The transfer agent and registrar for our common stock is Republic Stock Transfer, Inc., 5105 DTC Parkway, Suite 425, Greenwood Village, Colorado 80111.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 2.01 above and in connection with the merger transaction discussed therein, the Company issued an aggregate of 230,869 shares of Series A Preferred Stock to the former holders of capital stock of PureDepth, Inc., a California corporation, and other securities having the right to purchase approximately 30,557,857 shares of our common stock, all of which were unregistered. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933. The Company relied on this exemption based on the fact that there were approximately 90 shareholders of PureDepth, Inc. who were recipients of such unregistered shares in connection with the merger, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and had access to information regarding PureDepth, Inc., Diamond One, Inc. and the merger transaction.

Item 5.01. Changes in Control of Registrant.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 2.01 regarding the reconstitution of the Company’s board of directors, the resignation of the Company’s Chief Executive and Chief Financial Officers, and the appointment of new Chief Executive and Chief Financial Officers, are hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a) As a result of the merger transaction described in this report, the registrant will file audited financial statements of PureDepth, Inc. by amendment, as permitted by Item 9.01 of Form 8-K.

(b) As a result of the merger transaction described in this report, the registrant will file certain pro forma financial information by amendment, as permitted by Item 9.01 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND ONE, INC.:
(Registrant)

Date: April 6, 2006	By:	/s/ Kristin Bowman
Kristin Bowman
Chief Operating Officer, Secretary and
acting Chief Financial Officer